Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 26, 2009—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and nine months ended September 30, 2009.

Net income for the three months ended September 30, 2009 decreased to $1.737 million, or $0.36 per share-basic and $0.35 per share-diluted, from $2.104 million, or $0.43 per share-basic and diluted for the same quarter in 2008. Net interest income for the third quarter of 2009, after the provision for loan losses for the quarter, was $6.700 million, approximately 3.0% higher than the same period in 2008, in part due to a higher volume of interest earning assets and a decrease in the amount of interest expense partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended September 30, 2009 was $1.124 million compared to $372 thousand for the same period in 2008. The increase in the provision reflects management’s assessment of the impact on the loan portfolio caused by current local and national economic conditions. The net interest margin decreased to 4.34% in the third quarter of 2009 from 4.61% in the same period in 2008 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the third quarter of 2009 by approximately $298 thousand, or 16.7%, while non-interest expenses increased $1.128 million, or 20.6%, compared to the same period in 2008. The reduction in non-interest income was due to the receipt of insurance proceeds in 2008 on the life of a bank officer that resulted in a one-time increase in income of $770 thousand. Non-interest expense increased mainly due to a $174 thousand increase in FDIC assessment paid in 2009 and an increase in other losses in the amount of $241 thousand, due to a fraud loss on a commercial customer.

Net income for the nine months ended September 30, 2009 decreased 12.6% to $5.436 million, or $1.12 per share-basic and $1.11 per share-diluted, from $6.219 million, $1.28 per share-basic and $1.27 per share-diluted, for the nine months ended September 30, 2008. Net interest income for the nine months ended September 30, 2009, after the provision for loan losses, increased 10.3% to $19.702 million from $17.866 million for the same period in 2008. Net interest margin decreased to 4.20% in 2009 from 4.46% in 2008. The provision for loan losses for the nine months ended September 30, 2009 was $2.264 million compared to the provision of $1.029 million in 2008. The increase in the provision reflects management’s assessment of the impact on the loan portfolio caused by the current local and national economic conditions.

Non-interest income decreased by $790 thousand, or 12.5%, and non-interest expense increased by $2.030 million, or 12.5%, for the nine months ended September 30, 2009 when compared to September 30, 2008. The reduction in non-interest income was due to termination of a sweep program that resulted in a reduction of $442 thousand in non-interest income in 2009 and the receipt of insurance proceeds in 2008 on the life of a bank officer that resulted in a one-time increase in income of $770 thousand. Non-interest expense increased mainly due to a $695 thousand increase in FDIC assessment paid in 2009, an increase in salaries and benefits of $676 thousand and an increase in other losses of $313 thousand. Salaries and benefits rose mainly due to the addition of personnel in the loan administration department, staffing for the loan production office in Biloxi and normal raises. Other losses were up due to a fraud loss on a commercial customer.

Total assets as of September 30, 2009 increased by $53.291 million, or 7.0%, when compared to December 31, 2008. Deposits increased by $14.643 million, or 2.7%, over the same period in 2008. Loans, net of unearned income, during this period increased by $18.167 million, or 4.2%, due to increasing loan demand brought about partially by the entrance into new markets from the opening of four new branches since the fourth quarter of 2007. Non-performing assets increased by $8.545 million to $14.228 million at September 30, 2009 compared to December 31, 2008 because of an increase in non-accrual loans and other real estate offset by a small decrease in loans 90 days or more past due. The increase in non-accrual loans reflects management’s assessment of the impact on the loan portfolio caused by current local and national economic conditions. Management believes that it has placed the proper reserves against those non-accrual loans in the event of any loss.

During the three quarters of 2009, the Company paid dividends totaling $0.60 per share. This represents an increase of 5.3% over the dividends paid in the three quarters of 2008.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the

Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Interest income and fees	$10,475	$9,909	$30,729	$29,353
Interest expense	2,651	3,034	8,763	10,458

Net interest income	7,824	6,875	21,966	18,895

Provision for loan losses	1,124	372	2,264	1,029

Net interest income after provision for loan losses	6,700	6,503	19,702	17,866

Non-interest income	2,081	1,783	5,522	6,312
Non-interest expense	6,609	5,481	18,331	16,301

Net income before taxes	2,172	2,805	6,893	7,877
Income taxes	435	701	1,457	1,658

Net income	$1,737	$2,104	$5,436	$6,219

Earnings per share - basic	$0.36	$0.43	$1.12	$1.28

Earnings per share - diluted	$0.35	$0.43	$1.11	$1.27

Average shares outstanding-basic	4,862,784	4,856,549	4,855,028	4,862,411

Average shares outstanding-diluted	4,939,121	4,890,526	4,916,687	4,897,858

	As of September 30, 2009	As of December 31, 2008
Balance Sheet Data:
Total assets	$819,338	$766,047
Total earning assets	744,167	682,747
Loans, net of unearned income	446,872	428,705
Allowance for loan losses	5,527	4,480
Total deposits	560,570	545,927
Long-term borrowings	75,068	80,211
Shareholders’ equity	77,000	71,400
Book value per share	$15.81	$14.72
Dividends paid per share	$0.60	$0.77

Average Balance Sheet Data:
Total assets	$799,026	$702,190
Total earning assets	726,347	634,012
Loans, net of unearned income	439,273	398,184
Total deposits	561,477	495,428
Long-term borrowings	81,388	82,382
Shareholders’ equity	73,512	70,112

Non-performing assets:
Non-accrual loans	9,870	1,397
Loans 90+ days past due	440	911
Other real estate owned	3,918	3,375

Net charge-offs as a percentage of average net loans	0.28%	0.18%

Performance Ratios:
Return on average assets	0.91%	1.18%
Return on average equity	9.86%	11.80%

Net interest margin (tax equivalent)	4.20%	4.41%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com